Exhibit 5.1

August 26, 2022

FiscalNote Holdings, Inc.

1201 Pennsylvania Avenue NW

Washington, D.C. 20004

Re:    FiscalNote Holdings, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to FiscalNote Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 of the Company (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”) relating to (a) the issuance of shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), upon the exercise of warrants issued by the Company, (b) the resale of shares of Class A Common Stock and warrants issued by the Company and held by certain stockholders of the Company and (c) the resale of shares of Class A Common Stock underlying outstanding equity awards (the “Equity Awards”) by the holders thereof, as follows:

(i)	the issuance of up to 11,000,000 shares (the “Private Warrant Shares”) of Class A Common Stock upon the exercise of 7,000,000 outstanding private placement warrants (the “Private Warrants”);

(ii)	the resale of up to 7,000,000 Private Warrants (the “Resale Warrants”); and

(iii)

the resale of up to 87,504,863 shares of Class A Common Stock, consisting of (a) 5,837,446 shares of Class A Common Stock underlying awards held by certain stockholders of the Company (the “Equity Award Shares”), (b) 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), held by certain stockholders of the Company, (c) 23,862,981 shares of Class A Common Stock held by executive officers and directors of the Company, (d) 11,000,000 Private Warrant Shares, (e) 3,142,857 shares of Class A Common Stock (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) issuable upon the exercise of 2,000,000 outstanding public warrants (the “Public Warrants” and, together with the Private Warrants, the Warrants”), (f) 28,963,731 shares of Class A Common Stock held by certain stockholders of the Company and (g) 6,406,927 earn-out shares of Class A Common Stock (the “Earnout Shares”), including shares of Class A Common Stock reserved for issuance of earn-out restricted stock units (the “Earnout RSU Shares” and, together with the Earnout Shares, the “Earnout Resale Shares”) (collectively, the “Resale Shares”).

FiscalNote Holdings, Inc.

August 26, 2022

The Warrants were issued pursuant to a Warrant Agreement, dated October 28, 2020, (the “Warrant Agreement”), between Duddell Street Acquisition Corp., a Cayman Islands exempted company, the Company’s predecessor, and Continental Stock Transfer & Trust Company, as warrant agent. The Equity Award Shares will be issued upon the exercise or vesting of certain outstanding Equity Awards pursuant to the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan (the “2022 Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, the Warrant Agreement, the 2022 Plan, a certificate of the Secretary of State of the State of Delaware certifying as to the formation and good standing of the Company under the laws of the State of Delaware as of August 26, 2022 (the “Good Standing Certificate”), as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all persons executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the Warrant Agreement is the valid and binding obligation of each of the parties thereto (other than the Company), enforceable against such parties in accordance with its terms; (xiii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (ix) that at or prior to the time of the issuance and delivery of any of the Warrant Shares, Equity Award Shares or Earnout RSU Shares, the Registration Statement will have been declared effective under the Securities Act; and (x) that there has not been nor will there be any change in the good standing status of the Company from that reported in the Good Standing Certificate. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

With respect to the Warrants, the Warrant Shares, the Equity Awards and the Equity Award Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Warrant Shares and/or the Equity Award Shares and/or antidilution adjustments to outstanding securities of the Company, including the Warrants and/or Equity Awards, may cause the Warrants and/or Equity Awards to be exercisable for more shares of Class A Common Stock than the number that then remain authorized but unissued. Further, we have assumed that the exercise price of the Warrants and the Equity Awards, if any, will not be adjusted to an amount below the par value per share of the shares of Class A Common Stock.

FiscalNote Holdings, Inc.

August 26, 2022

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.    The Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and nonassessable.

2.    The Resale Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as such enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally including, without limitation, fraudulent transfer or fraudulent conveyance laws; (ii) public policy considerations, statutes or court decisions that may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); and (iii) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

3.    The Resale Shares (other than the Warrant Shares, the Equity Award Shares and Earnout Resale Shares included therein) have been duly authorized and are validly issued, fully paid and nonassessable. The Equity Award Shares included in the Resale Shares have been duly authorized and, when issued and paid for in accordance with the terms of the 2022 Plan and the applicable award agreements thereunder, will be validly issued, fully paid and nonassessable. The Earnout Shares included in the Resale Shares have been duly authorized and, upon the occurrence of the triggering events for issuing the Earnout Shares as set forth under the Agreement and Plan of Merger, dated as of November 2021, by and among the Company (formerly Duddell Street Acquisition Corp.), Grassroots Merger Sub, Inc. and FiscalNote Intermediate Holdco, Inc. (formerly FiscalNote Holdings, Inc.) (as amended on May 9, 2022, the “Business Combination Agreement”), such shares will be validly issued, fully paid and nonassessable. The Earnout RSU Shares included in the Resale Shares have been duly authorized and, upon the occurrence of the triggering events for issuing the Earnout RSUs as set forth under the Business Combination Agreement and duly settlement of such Earnout RSUs, the Earnout RSU Shares will be validly issued, fully paid and nonassessable.

With regard to opinion paragraph 2: (i) our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought; (ii) we express no opinion as to any provision of the Resale Warrants, that (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Resale Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and (iii) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Resale Warrants.

FiscalNote Holdings, Inc.

August 26, 2022

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter. This opinion letter is rendered solely in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act solely for such purpose. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP